SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ASSOCIATED ESTATES REALTY CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement)

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ASSOCIATED ESTATES REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_________________________

To our Shareholders:

     The 2006 annual meeting of shareholders of Associated Estates Realty Corporation will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 3, 2006, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, each to hold office for a one-year term and until his successor has been duly elected and qualified;

2.

To approve an amendment to the Company’s Code of Regulations to allow the Company to notify shareholders of record of shareholder meetings by electronic or other means of communication authorized by the shareholder;

3.

To approve an amendment to the Company’s Code of Regulations to allow shareholders and others entitled to vote at shareholder meetings to appoint proxies by electronic or other verifiable communications;

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2006; and

5.	To transact all other business that properly comes before the meeting.

     Only shareholders of record at the close of business on March 15, 2006, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. The principal address of Associated Estates Realty Corporation is 5025 Swetland Court, Richmond Heights, Ohio 44143.

By order of the Board of Directors,

Martin A. Fishman
Secretary

Dated: April [5], 2006

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

TABLE OF CONTENTS

Page
About the Meeting	1

Proposal One: Election of Directors	3

Corporate Governance	5

Executive Compensation	8

Report of the Executive Compensation Committee	10

Performance Graph	13

Security Ownership of Certain Beneficial Owners and Management	14

Certain Relationships and Related Transactions	15

Section 16(a) Beneficial Ownership Reporting Compliance	16

Proposal Two: Approval of an Amendment to the Company’s Code of Regulations to Allow the Company to Notify Shareholders of Shareholder Meetings by Electronic or Other Means of Communication Authorized by the Shareholder	16

Proposal Three: Approval of an Amendment to the Company’s Code of Regulations to Allow Shareholders and Others Entitled to Vote at Shareholder Meetings to Appoint Proxies by Electronic or Other Verifiable Communications	17

Proposal Four: Ratification of Pricewaterhouse Coopers LLP	18

Shareholder Proposals for 2007 Annual Meeting of Shareholders	20

Householding	20

Other Matters	20

ASSOCIATED ESTATES REALTY CORPORATION

5025 Swetland Court
Richmond Heights, Ohio 44143

PROXY STATEMENT

     Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Associated Estates Realty Corporation on certain matters to be voted on at the upcoming annual meeting of shareholders, which will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 3, 2006, at 10:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, on or about April [5], 2006.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Shareholders?

     At the Company’s annual meeting of shareholders, shareholders will act upon matters outlined in the accompanying notice of meeting, including the election of seven directors, a proposal to amend the Company’s Code of Regulations to allow the Company to notify shareholders of record of shareholder meetings by electronic or other means of communication authorized by the shareholder; a proposal to amend the Company’s Code of Regulations to allow shareholders and others entitled to vote at annual meetings of shareholders to appoint proxies by electronic or other verifiable communications and a proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the Company’s fiscal year ending December 31, 2006. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

     Only shareholders of record at the close of business on the record date, March 15, 2006, are entitled to receive notice of and to vote the common shares that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 17,037,738 common shares.

Who Can Attend the Meeting?

     Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring a copy of your brokerage statement reflecting your ownership of common shares as of the record date.

When and Where Is the Meeting?

     The meeting will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 3, 2006, at 10:00 a.m., local time. Parking is available at One Cleveland Center. You can enter the parking garage from either St. Clair Ave. or Rockwell Ave. There will be a fee of approximately $9.50 charged for parking in that garage. If that garage is full, there are other parking facilities within walking distance of One Cleveland Center.

What Constitutes a Quorum?

     The presence at the annual meeting of shareholders, either in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

What Vote is Required to Approve each Proposal Assuming that a Quorum Is Present at the Annual Meeting of Shareholders?

     Proposal One: Election of Directors. The seven director nominees who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count for or against any nominee for director.

     Proposal Two: Amendment of the Company’s Code of Regulations to Allow the Company to Notify Shareholders of Record of Shareholder Meetings by Electronic or Other Means of Communication Authorized by the Shareholder. If you do not provide instructions to your broker, it will have the same effect as a vote against Proposal Two. The Company’s Code of Regulations may be amended by the affirmative vote of the holders of common shares entitling them to exercise a majority of the voting power of the Company on such proposal, and abstentions and broker non-votes will effectively be votes against such proposal.

     Proposal Three: Amendment of the Company’s Code of Regulations to Allow Shareholders and Others Entitled to Vote at Shareholder Meetings to Appoint Proxies by Electronic or Other Verifiable Communications. If you do not provide instructions to your broker, it will have the same effect as a vote against Proposal Three. The Company’s Code of Regulations may be amended by the affirmative vote of the holders of common shares entitling them to exercise a majority of the voting power of the Company on such proposal, and abstentions and broker non-votes will effectively be votes against such proposal.

     Proposal Four: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Accountants. The Audit Committee plans to reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for calendar year 2006. Although ratification is not required, the Board is submitting this appointment to our shareholders for ratification as a matter of good corporate practice. See page 18 under “Proposal Four” for additional information.

How Do I Vote?

     If you sign, date and return the enclosed proxy card, the common shares represented by your proxy will be voted as you specify in the proxy. If you return a signed and dated proxy, but do not make any such specification, the common shares represented by your proxy will be voted to elect the directors set forth under the caption “ELECTION OF DIRECTORS” and in favor of Proposal Two, Proposal Three and Proposal Four.

     You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Shareholders, or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting of shareholders alone will not be sufficient to revoke your previously granted proxy.

How Will the Proxy Solicitation Be Conducted?

     This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile. These officers and employees will not receive any additional compensation for their participation in the solicitation. The Company has also retained Georgeson Shareholder Communications Inc. at a cost not to exceed $9,000, plus reimbursement of expenses, to assist in the solicitation of proxies.

PROPOSAL ONE: ELECTION OF DIRECTORS

     At the annual meeting of shareholders, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adams, Delaney, Friedman, Gibbons, Milstein and Schwarz and, to elect for the first time, Mr. Schoff. Each director elected will serve until the next annual meeting of shareholders and until his successor is elected and qualified.

     If for any reason any of the nominees is not a candidate at the time of the election (which is not expected), the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee.

     The following table contains information with respect to each nominee:

Nominees for Election at the Annual Meeting of Shareholders

Name	Age	Principal Occupation	Director Since

Albert T. Adams	55	Partner, Baker & Hostetler LLP	1996
James M. Delaney	71	Consultant	1999
Jeffrey I. Friedman	54	Chairman of the Board, President and Chief Executive Officer of the Company	1993
Michael E. Gibbons	53	Senior Managing Director and Principal, Brown Gibbons Lang & Company L.P.	2004
Mark L. Milstein	43	Project Manager, J. Holden Construction	1993
James A. Schoff	60	Special Advisor to CEO of Developers Diversified Realty Corp.	-- (1)
Richard T. Schwarz	54	Limited Partner, Edgewater Capital Partners	1994

(1) Mr. Schoff is a nominee for election for the first time because of Mr. Frank Mosier’s retirement effective as of the date of the 2006 annual meeting of shareholders.

Business Experience of Directors

     Albert T. Adams has been a partner of the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been associated with the firm since 1977. Mr. Adams is a director of Boykin Lodging Company, a real estate investment trust.

     James M. Delaney has served as a consultant to AON Risk Services, a risk management firm, since 1997. Mr. Delaney served as office managing partner of Deloitte & Touche, Cleveland, Ohio, from 1989 until his retirement in June 1997, having joined its predecessor firm in 1958.

     Jeffrey I. Friedman has been Chairman of the Board and Chief Executive Officer of the Company since its organization in July 1993, and served as the Company’s President from the Company’s organization to February 2000 and again since December 2002. In 1974, Mr. Friedman joined the Company’s predecessor, Associated Estates Corporation, an owner and manager of multifamily residential apartment communities. Mr. Friedman is the brother-in-law of Mark L. Milstein.

     Mr. Gibbons has been the Senior Managing Director and Principal of Brown Gibbons Lang & Company L.P., a Cleveland-based investment banking firm, since its inception in 1989. Mr. Gibbons is a member of the Board of Directors of Lesco, Inc. and is Chairman of Lesco’s Audit Committee.

     Mark L. Milstein has been a project manager for J. Holden Construction, a construction company, since 1999. Mr. Milstein was President of Adam Construction Company, a general contractor, from 1993 to 1999 and a Senior Project Manager for Adam Construction Company from 1988 to 1993. Mr. Milstein is the brother-in-law of Jeffrey I. Friedman.

     James A. Schoff has served as special advisor to the CEO of Developers Diversified Realty Corporation (“DDR”), a shopping center real estate investment trust, since 2004. Mr. Schoff also served as Executive Vice President and Chief Operating Officer of DDR from 1993 to 1998, Vice Chairman and Chief Investment Officer of DDR from 1998 to 2002, and Senior Investment Officer of DDR from 2002 to 2003.

     Richard T. Schwarz has been a limited partner of Edgewater Capital Partners, a private equity investment firm, and a member of its board of operating advisors since July 2003. In 1998, he co-founded Sycamore Partners LLC, a Cleveland-based investment and advisory firm focused on investing in businesses in northeast Ohio. Prior to forming Sycamore, he was Director and President of Laurel Industries, Inc., a privately held chemical manufacturer and a subsidiary of Occidental Petroleum Corporation. Mr. Schwarz is also a director Enpath Medical, Inc., a manufacturer of medical devices.

How Often Did the Board Meet During 2005?

     The Board of Directors held five meetings in 2005. In 2005, each member of the Board of Directors attended at least 75 percent of the meetings of the Board of Directors and the committees of which he was a member. The Company has a policy requiring director attendance at all Board of Directors meetings, absent unusual circumstances. The Company expects its directors to attend the annual meeting of shareholders (which is usually held the same day as a meeting of the Board of Directors), and all of the Company’s directors serving at the time attended the 2005 annual meeting of shareholders.

How Are Directors Compensated?

     Employees of the Company who are also directors are not paid any director fees. In 2005, compensation for non-employee directors included the following:

  An annual retainer fee of $30,000, paid on a quarterly basis;

  An additional annual retainer fee of $5,000, paid on a quarterly basis, to the respective Chairs of the Executive Compensation, Finance and Planning and the Nominating and Corporate Governance Committees;

  An additional annual retainer fee, paid on a quarterly basis, to the Chair of the Audit Committee, which on May 4, 2005, was increased from $5,000 to $7,500;

  An additional annual retainer of $2,500, paid on a quarterly basis, to the lead director; and

  Reimbursement of expenses related to attending Board of Directors and committee meetings.

     Non-employee directors are also eligible for restricted share grants and option grants, which may be awarded from time to time by the Board of Directors. Messrs. Adams, Delaney, Gibbons, Milstein, Mosier and Schwarz each received a restricted share grant of 3,000 shares on May 4, 2005.

     Non-employee directors may defer all or a portion of their fees (and restricted share grants) under the Company’s Directors’ Deferred Compensation Plan. The plan is unfunded, and participants’ contributions are converted to units, which fluctuate in value according to the market value of the Company’s common shares. As of December 31, 2005, Mr. Adams held 51,995.9 units, Mr. Delaney held 25,563.0 units, Mr. Gibbons held 4,606.5 units and Mr. Schwarz held 17,280.0 units under the plan valued at approximately $470,043, $231,090, $41,643 and $156,211, respectively.

     The Company adopted share ownership guidelines for members of the Board of Directors. The guidelines provide that each director own Company common shares or common share equivalents having a value at least equal to such director’s annual retainer (including committee retainers) and that once achieved such guidelines shall be deemed to have been satisfied without regard to any fluctuation in value in the Company’s common shares. All current directors of the Board have met this ownership guideline.

     The Board of Directors recommends that the shareholders vote FOR the nominees for election set forth above.

CORPORATE GOVERNANCE

     The Board of Directors adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the best interests of the Company and its shareholders. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s web site, www.aecrealty.com, under “Investor Relations.”

     Codes of Ethics

     Code of Ethics for Senior Financial Officers. The Company has a Code of Ethics for Senior Financial Officers that applies to the principal executive officer, principal financial officer and director of financial reporting (collectively, “Senior Financial Officers”) of the Company. The code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to proactively promote ethical behavior among peers and subordinates in the workplace and to promptly report to the Audit Committee any violation or suspected violation of the code. The code is posted on the Company’s web site, www.aecrealty.com, under “Investor Relations.” Any waiver of any provision of the code granted to a Senior Financial Officer may only be made by the Audit Committee or the Board of Directors and will be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, by posting on the Company’s web site.

     Code of Business Conduct and Ethics. The Company has a Code of Business Conduct and Ethics that applies to all employees, officers and directors of the Company. The code includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of Company assets, accounting and recordkeeping, corporate opportunities, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior. The code is posted on the Company’s web site, www.aecrealty.com, under “Investor Relations.” Any waiver of any provision of the code granted to an executive officer or director may only be made by the Board of Directors or a Committee of the Board authorized to do so and will be promptly disclosed as required by applicable laws or NYSE listing standards.

     Independent Directors

     The Board has determined that all of the nominees for director, except for Messrs. Friedman and Milstein, are “independent directors” within the meaning of the NYSE listing standards. Albert T. Adams is a partner in the law firm of Baker & Hostetler LLP, which has provided (and is expected to continue providing) legal services to the Company; however, the Board affirmatively determined that Mr. Adams is an “independent director” within the meaning of the NYSE listing standards and that his relationship with the Company does not interfere with his exercise of independent judgment as a director. James M. Delaney is a consultant to Aon Risk Management Services, which is a vendor of the Company; however, the Board affirmatively determined that Mr. Delaney is an “independent director” within the meaning of the NYSE listing standards and that his relationship with Aon Risk Management Services does not interfere with his exercise of independent judgment as a director.

     Executive Session

     The non-management directors of the Board regularly meet in executive session without management. Mr. Schwarz currently serves as lead director. The lead director serves as a liaison between the Chairman of the Board and other directors and presides at meetings of nonmanagement directors.

     What Committees Has the Board Established?

     The Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, a Finance and Planning Committee and a Nominating and Corporate Governance Committee. All of the members of the Board’s Audit, Executive Compensation and Nominating and Corporate Governance Committees are independent directors under the NYSE listing standards.

     Nominating and Corporate Governance Committee

     Composition of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Adams (Chairman), Delaney and Schwarz, all of whom are independent under NYSE listing standards. The Committee held three meetings in 2005. This Committee was formed to assist the Board of Directors in identifying individuals qualified to become Board members; to recommend Board committee structure, membership and operations; to develop and recommend to the Board of Directors a set of effective corporate governance policies and procedures; and to lead the Board of Directors in its annual review of the Board’s performance.

     The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration, a shareholder may submit the candidate's name and qualifications to the Company's Secretary, Martin A. Fishman, at the following address: 5025 Swetland Court, Richmond Heights, Ohio 44143. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors. However, in determining qualifications for new directors, it will consider a potential member’s qualification as independent under the NYSE listing standards, as well as age, skill and experience in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee will recommend a slate of nominees to the Board of Directors at the annual meeting of the Company’s shareholders. Although the Nominating and Corporate Governance Committee may retain a Board search consultant to supplement the pool of Board candidates, it has not engaged a consultant at this time.

     The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Proposal One: Election of Directors” on page 3. The nomination of James A. Schoff was recommended to the Nominating and Corporate Governance Committee by the Board’s lead director.

     A current copy of the Committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations.”

     Audit Committee

     Composition of the Audit Committee. The Audit Committee is comprised of Messrs. Delaney (Chairman), Gibbons and Schwarz, all of whom are independent as required by Section 10A of the Securities Exchange Act of 1934 and NYSE listing standards. Mr. Delaney, retired partner of Deloitte & Touche LLP, chairs the Committee. The Board has determined that Messrs. Delaney and Gibbons are “financial experts” within the meaning of Item 401 of Regulation S-K under the federal securities laws. The Audit Committee held nine meetings in 2005.

     The Audit Committee is responsible for assisting the Board in overseeing the following primary areas: (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors.

     A current copy of the committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations.”

Report of the Audit Committee

     The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

     The Audit Committee has:

  Reviewed and discussed with the Company’s management and the Company’s independent accountants the audited financial statements of the Company contained in the Annual Report on Form 10-K for the year ended December 31, 2005;

  Discussed with the Company’s independent accountants the matters required to be discussed pursuant to Statement of Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements; and

  Received and reviewed the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountants the independent accountants’ independence.

     Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2005, be included in the Company’s Annual Report on Form 10-K, filed with the SEC.

Audit Committee
James M. Delaney, Chairman
Michael E. Gibbons
Richard T. Schwarz

     Finance and Planning Committee

     Composition of the Finance and Planning Committee. The Finance and Planning Committee, which consists of Messrs. Adams, Gibbons (Chairman), Milstein and Mosier, assists the Board of Directors in matters relating to strategic planning and overall debt and capital structure of the Company. The Finance and Planning Committee held two meetings in 2005.

     A current copy of the committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations.”

     Executive Committee

     Composition of the Executive Committee. The Executive Committee, which consists of Messrs. Adams, Friedman (Chairman) and Milstein, possesses the power of the Board of Directors in the management of the business and affairs of the Company (other than filling vacancies on the Board or any Board committees) during intervals between meetings of the Board of Directors. The Executive Committee held five meetings in 2005.

     Executive Compensation Committee

      Composition of the Executive Compensation Committee. The members of the Executive Compensation Committee of the Company’s Board of Directors are Messrs. Delaney, Mosier and Schwarz (Chairman). The Executive Compensation Committee held five meetings in 2005.

     The Executive Compensation Committee is responsible for assisting the Board of Directors in overseeing the following primary areas: (i) reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers, (ii) reviewing, at least annually, the Company’s executive and employee compensation plans in light of the Company’s goals and objectives with respect to such plans, (iii) evaluating, on an annual basis, the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and setting his or her compensation level based upon this evaluation, (iv) reviewing and approving salary, annual and long-term incentive compensation targets, goals, payments and SERP contributions and earnings rates to the executive officers of the Company, (v) reviewing and approving grants and awards to the executive officers and other participants under the Company’s equity-based compensation plans, (vi) reviewing and approving compensation for members of the Board of Directors and any of its committees, (vii) reviewing and approving any employment agreements and severance agreements to be made with any existing or prospective executive officer of the Company, and (viii) reviewing other human resources programs for broad-based employees as deemed appropriate by the Chief Executive Officer or as requested by the Board of Directors. In fulfilling its responsibilities, the Executive Compensation Committee has the authority to engage independent advisors and also works closely with the Company’s Director of Human Resources.

     A current copy of the committee’s charter is available to shareholders on the Company’s web site, www.aecrealty.com, under “Investor Relations.”

EXECUTIVE COMPENSATION Summary Compensation Table
The following table summarizes the compensation earned by or paid to the Company’s Chief Executive Officer and each of the Company’s other named executive officers who served during fiscal year 2005.
	Annual Compensation			Long-Term Compensation Awards
				Restricted Stock Awards ($)(1)	Stock Options (#)(2)	All Other Compensation ($)(3)
Name and Principal Positions	Fiscal Year	Salary($)	Bonus($)
Jeffrey I. Friedman	2005	425,000	142,800	272,333	125,000	122,848
Chairman, President and	2004	400,000	247,000	207,761	75,000	102,777
Chief Executive Officer	2003	376,400	–0–	–0–	–0–	32,700

Martin A. Fishman	2005	243,000	40,824	50,065	33,375	41,989
Vice President, Secretary and	2004	231,000	71,379	75,166	15,000	35,759
General Counsel	2003	210,000	–0–	8,398	–0–	–0–

Lou Fatica	2005	221,000	37,128	45,522	30,354	22,895
Treasurer, Vice President	2004	192,500	59,483	62,724	12,750	15,688
and Chief Financial Officer	2003	175,000	–0–	6,002	–0–	2,485

John T. Shannon	2005	193,000	48,636	64,469	44,180	19,571
Senior Vice President of	2004	175,000	81,113	117,791	118,750	20,770
Operations (4)	2003	–0–	–0–	–0–	–0–	–0–
____________________
(1)

On February 28, 2006 grants of 4,227, 1,209, 1,099 and 1,440 restricted common shares were granted to Messrs. Friedman, Fishman, Fatica and Shannon in conjunction with each executive officer’s annual bonus that was earned in 2005. The closing price of the Company’s common shares on the date of the February grant was $11.26. These common shares vest in one-third annual increments on each of February 28, 2007, 2008 and 2009. On August 4, 2005, grants of 23,459, 3,805, 3,460 and 5,037 restricted common shares were awarded to Messrs. Friedman, Fishman, Fatica and Shannon, respectively. The closing price of the Company's common shares on the date of the August grant was $9.58. These shares are performance contingent and an amount may vest in proportion to the level of goal achieved after the conclusion of each measurement period. Measurement periods conclude on each of December 31, 2005, 2006 and 2007.

On August 27, 2004, grants of 2,643, 529, 450 and 661 restricted common shares were awarded to Messrs. Friedman, Fishman, Fatica and Shannon, respectively, and these common shares vest in full on August 27, 2007. On February 23, 2005, grants of 8,323, 2,403, 2,003 and 2,731 restricted common shares were awarded to Messrs. Friedman, Fishman, Fatica and Shannon, respectively, in conjunction with each executive officer’s annual bonus that was earned in 2004. These shares vest in one-third increments on each of February 23, 2006, 2007 and 2008. On April 5, 2004, a grant of 10,000 restricted common shares was granted to Mr. Shannon upon the commencement of his employment with the Company, and these common shares vest in full on April 5, 2007.

On May 7, 2003, grants of 1,402 and 1,002 restricted common shares were awarded to Messrs. Fishman and Fatica, respectively, and these restricted common shares vest in one-third annual increments on each of May 7, 2004, 2005 and 2006. On February 26, 2004, grants of 11,919, 5,507 and 4,589 restricted common shares were awarded to Messrs. Friedman, Fishman and Fatica, respectively, and these restricted common shares vest in total on February 26, 2007.

The number of unvested restricted shares held by each of Messrs. Friedman, Fishman, Fatica and Shannon as of December 31, 2005 was: 50,344, 14,911, 10,836, and 18,429, respectively, and the aggregate value of these restricted shares as of December 31, 2005 was $455,110, $134,795, $97,957 and $166,598, respectively.

Dividends are payable on all of the restricted common shares.

(2)

In conjunction with the inception of the long-term incentive plan in 2005, each executive officer received a grant of non-qualified stock options at an exercise price of $9.58. These grants vest in one-third increments, with the first installment vesting six months from the date of grant and the remaining installments vesting on each of December 31, 2006 and 2007.

(3)

For 2005, the entry for Mr. Friedman includes an accounting allowance in the amount of $10,000, a car allowance of $11,463 and club memberships $15,438. The entries for Messrs. Friedman, Fatica and Shannon include company matching contributions under its 401(k) plan of $923, $3,114 and $2,848, respectively. The entries for Messrs. Friedman, Fishman, Fatica and Shannon include SERP contributions and interest accruals on SERP account balances in the amounts of $85,024, $41,989, $19,781, and $16,723, respectively.

(4)	Mr. Shannon was hired on April 5, 2004, and was subsequently appointed Senior Vice President of Operations of the Company.

Option Grants in 2005

     Option grants to executive officers named in the Summary Compensation Table during 2005 were as follows:

	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Jeffrey I. Friedman	125,000	37%	9.58	8/4/2015	181,343
Martin A. Fishman	33,375	10%	9.58	8/4/2015	48,419
Lou Fatica	30,354	9%	9.58	8/4/2015	44,036
John T. Shannon	44,180	13%	9.58	8/4/2015	64,094
____________________

(1) In conjunction with the inception of the Long Term Incentive Plan in 2005, all executives received a grant of non-qualified stock options at an exercise price of $9.58. These grants vest ratably over a three-year period, with the first installment vesting six months from the date of grant and the remaining installments vesting on December 31, 2006 and 2007.

(2) Based on a Black-Scholes weighted-average pricing model utilizing a volatility assumption of 30.74% based upon the Company’s historical stock price history for seven years prior to the date of grant, a risk-free rate of return of 4.22%, a dividend yield of 7.10% and an expected term of 7.12 years.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

     The following table summarizes the stock options exercised during 2005 by the executive officers named in the Summary Compensation Table and the number and value of options held on December 31, 2005.

	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Unexercised Options at 2005 Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at 2005 Year-End ($) Exercisable/ Unexercisable(1)
Jeffrey I. Friedman	–0–	N/A	378,000/529,000	72,558/105,000
Martin A. Fishman	–0–	N/A	129,500/271,375	38,368/70,000
Lou Fatica	–0–	N/A	15,250/138,854	12,295/35,000
John T. Shannon	–0–	N/A	26,250/136,680	11,800/47,200
____________________

(1)	Based upon a December 31, 2005 closing price of $9.04 per share.

Report of the Executive Compensation Committee

What Is the Company’s Philosophy of Executive Officer Compensation?

     Executive compensation decisions are guided by the Company’s commitments to:

•	Create shareholder value and achieve performance objectives;

•	Attract and retain top organizational contributors and link their pay to their ability to influence financial and organizational objectives; and

•	Focus attention on the Company’s current priorities and long-term goals.

What Are the Key Components of Executive Officer Compensation?

     The key components of the Company’s executive compensation program are base salary, annual incentives, longer-term, share-based incentives and retirement and welfare benefits. Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably. The total compensation mix attributable to the weighting of each of these components will reflect the competitive market and may be adjusted from time to time to best support the Company’s business objectives.

     The integrated total compensation package is intended to compensate the Company’s executive officers between the median and the 75th percentile of the competitive peer group labor market and provide the opportunity for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. The members of the competitive peer group include some, but not all, of the companies set forth in the NAREIT All Equity REIT Index. The Executive Compensation Committee believes the executive compensation program, in total, reflects the competitive market practices of the peer group.

     • Base Salary. Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual’s contribution brings to the Company. Executives’ base salaries are reviewed annually and adjusted, as appropriate, to reflect changes in the competitive peer group labor market as well as individual performance, range of responsibilities relative to the Company’s business plan, demonstrated competencies, value, contribution to the organization, experience, professional growth and development. Base salary adjustments are also influenced by overall Company performance. Base salary increases for each of the executive officers were approved in 2005.

     • Annual Incentives. Annual incentives emphasize pay for performance and serve as a key means of driving current objectives and priorities. Executives are rewarded for increases in the Company’s short-term financial performance and achievement of established corporate objectives. In 2005, annual incentive opportunities for all officers (including executive officers) were 100 percent linked to performance relative to a company-wide property net operating income (NOI) benchmark. NOI is determined by deducting property operating expenses from total property revenues. Target annual incentive opportunities are set at the beginning of each plan year for eligible participants and, for 2005, ranged from 40 percent to 80 percent of base salary for the executive officers. Award payouts are delivered in a combination of cash and restricted shares that vest over a three-year period. Bonuses were paid under the plan for 2005 and such amounts are reflected in the Summary Compensation Table on page 8.

     • Long-Term Incentives. Long-term incentives emphasize pay for performance and are linked to both the longer-term, strategic objectives of the Company and the interests of shareholders. In conjunction with the reformulation of the Company's strategic plan, which was finalized in 2005, the Executive Compensation Committee formalized a long-term incentive compensation component of the executive officers' total compensation package. In 2005, the Executive Compensation Committee approved two equity-based grants to the executive officers in the form of options and restricted share grants. The Executive Compensation Committee believes that equity-based awards serve as an important means of attracting and retaining executives who are in a position to most directly influence the long-term success of the Company. The Executive Compensation Committee also believes that equity-based awards align executives' interests with those of shareholders by reinforcing the risk of ownership and the importance of providing competitive long-term, total returns to shareholders.

     Long-term incentive compensation is currently delivered through the Amended and Restated Equity-Based Award Plan (“equity-based plan”) and the long-term incentive plan. All executive officers are eligible to participate in these plans.

     The Company's equity-based plan provides executive officers and other key employees of the Company the opportunity to earn equity-based incentives including common shares. Awards made under the equity-based plan may be in the form of share options, restricted shares or other equity-based awards. Share options are granted at no less than 100 percent of the current fair market value of the Company's shares on the date of the grant and will only be of value to the extent the Company's share price increases over time. Generally, share options and restricted share awards will vest in installments over no less than a three-year period. In determining whether and in what amounts to make grants under the equity-based plan, the Executive Compensation Committee considers, among other factors, competitive long-term incentive award levels and the scope of responsibility, the anticipated performance and the contribution to the Company of the proposed award recipient.

     The Company's equity-based plan is administered by the Executive Compensation Committee.

     • Supplemental Executive Retirement Plan. The Company’s Supplemental Executive Retirement Plan (the “SERP”) was adopted by the Board of Directors on January 1, 1997, and is administered by the Executive Compensation Committee. This non-qualified, unfunded, defined contribution plan extends to executive officers of the Company and other officers as recommended by the Chief Executive Officer and approved by the Executive Compensation Committee. The SERP provides for the Company to make a contribution to the account of each of the participating officers at the end of each plan year. The contribution, which is a percentage of eligible earnings (including base salary and payments under the annual incentive plan), is set by the Executive Compensation Committee prior to the beginning of each plan year. The contribution is treated by the Company as an unfunded liability until the benefits are paid. The account balances earn interest each year at a rate that is set by the Executive Compensation Committee prior to the beginning of each plan year. Contributions to the Plan for the 2005 plan year were made at a contribution rate of 6 percent and an earnings rate of 8.3 percent. For 2006, the contribution and earnings rates remain at 6 percent and 8.3 percent, respectively. Each participant’s SERP account is scheduled to vest when the participant turns 55. Within 30 days of a Change in Control (as defined in the plan), the Company must make a cash contribution to an irrevocable “rabbi trust” in an amount necessary to fully fund the SERP accounts.

How Is the Company’s Chief Executive Officer’s Compensation Determined?

     The base compensation for Jeffrey I. Friedman was established and is administered pursuant to an employment agreement entered into between Mr. Friedman and the Company as of January 1, 1996. The three-year term of the employment agreement is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice. Mr. Friedman received a base salary adjustment for 2005, consistent with adjustments given to other executive officers. In 2005, Mr. Friedman earned a base salary of $425,000. Mr. Friedman’s employment agreement provides for an annual performance bonus based upon the Company reaching certain financial objectives. For 2005, 100 percent of Mr. Friedman’s performance bonus was based upon annual performance benchmarks tied to NOI, consistent with the annual incentive plan in which the other executive officers participate. Mr. Friedman received a bonus payment in 2005 consistent with this plan.

Executive Compensation Committee
Richard T. Schwarz, Chairman
James M. Delaney
Frank E. Mosier

Employment and Severance Agreements

     The Company has an employment agreement with Jeffrey I. Friedman to serve as the Company’s President and Chief Executive Officer. This agreement, dated January 1, 1996, as amended, had an initial term of three years and is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice. Under the agreement, Mr. Friedman must devote his entire business time to the Company and may participate in real estate activities only through the Company. In addition, Mr. Friedman is prohibited from competing with the Company for a period of three years following termination of employment. The agreement provides for (i) an annual base salary, which was set at $425,000 in 2005 by the Executive Compensation Committee, (ii) the use of an automobile, (iii) memberships in a golf club and a business club, and (iv) an allowance of up to $10,000 annually for financial planning and tax return preparation service. The agreement provides for an annual performance bonus of up to 120 percent of Mr. Friedman’s annual base salary based on the Company achieving certain benchmarks. If Mr. Friedman’s employment is terminated because of his death or disability, he or his estate will be paid an amount equal to two times his then-current annual base salary plus a prorata portion of the bonus applicable to the calendar year in which the termination occurs. If Mr. Friedman’s employment is terminated for “cause” (as defined in the agreement), he is not entitled to any further compensation. If Mr. Friedman is terminated “without cause” (as defined in the agreement) or upon a Change in Control (defined identically to the change in control provision in the Supplemental Executive Retirement Plan), Mr. Friedman is entitled to severance pay in a lump sum equal to the greater of the amount of unpaid base salary for the then unexpired term of his employment agreement or one year’s base salary at the then effective annual rate of salary, plus, in either case, pro rata bonus amounts and accrued benefits.

     The Company has a policy of paying severance to each of the executive officers named in the Summary Compensation Table if the Company terminates such executive officer without cause other than Mr. Friedman, who has such provisions in his employment agreement. Under the severance policy, upon the executive officer’s termination, he or she will receive as severance compensation an amount equal to one year’s salary, a prorated portion of the executive officer’s bonus, payment of his health benefits for one year and outplacement services. In consideration for this severance compensation, the Company enters into a standard severance agreement and release with the executive officer.

Compensation Committee Interlocks and Insider Participation

     Messrs. Delaney, Schwarz and Mosier were the members of the Executive Compensation Committee in 2005 and there are no compensation committee interlocks.

Performance Graph

     A line graph comparing the cumulative total return of a hypothetical investment in the Company’s common shares with the cumulative total return of a hypothetical investment in each of (a) the Standard & Poor’s Composite 500 Index, (b) Russell 3000 Index, and (c) the NAREIT All Equity REIT Index. The comparison of cumulative total return is based on the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on December 31, 2000, and the reinvestment of dividends.

		Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Associated Estates Realty Corporation	100.00	127.20	105.04	126.50	191.83	185.56
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
Russell 3000	100.00	88.54	69.47	94.04	101.92	108.16
NAREIT All Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39

Source: SNL Financial LC, Charlottesville, VA © 2006

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information regarding the beneficial ownership of the Company’s common shares as of February 15, 2006 (unless otherwise noted), by: (a) the Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than five percent of the outstanding common shares (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

Name and Address of Beneficial Owner (1)	Number of Common Shares Beneficially Owned	Number of Common Shares Subject to Options Currently Exercisable or Exercisable Within 60 Days	Total Number of Shares	Percent of Class
Albert T. Adams	2,000	30,000	32,000	*
James M. Delaney	9,394	20,000	29,394	*
Lou Fatica	12,734	125,367	138,101	*
Martin A. Fishman (2)	39,074	340,624	379,698	2.1
Jeffrey I. Friedman (3)	942,800	719,663	1,662,463	9.2
Michael E. Gibbons (4)	6,741	–0–	6,741	*
Mark L. Milstein (5)	789,118	15,000	804,118	4.6
Robert Milstein (6)	1,368,324	–0–	1,368,324	7.9
Frank E. Mosier	15,669	25,000	40,669	*
James A. Schoff	–0–	–0–	–0–	*
Richard T. Schwarz	63,751	25,000	88,751	*
John T. Shannon	18,429	60,976	79,405	*
Third Avenue Management LLC (7)	1,532,725	–0–	1,532,725	8.8
Loomis Sayles & Co., L.P. (8)	1,400,000	–0–	1,400,000	8.1
All Executive Officers and Directors as a Group
(10 persons)	1,899,710	1,361,630	3,261,340	17.4
____________________
*	Less than 1%.

(1)	Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2)

Includes 517 common shares of which Mr. Fishman shares voting and investment power with Mr. Fishman’s wife, and 5,000 common shares of which Mr. Fishman shares voting and investment power with Mr. Fishman’s brother.

(3)

Includes 374,865 common shares owned of record by Mr. Friedman’s wife, 5,821 common shares owned beneficially by Mr. Friedman’s child for which Mr. Friedman is custodian, and 15,985 common shares owned beneficially by a trust of which Mr. Friedman is a trustee. The beneficiaries of the trust are certain charities and members of Mr. Friedman’s family. Mr. Friedman’s address is 5025 Swetland Court, Richmond Heights, Ohio 44143.

(4)	Includes 5,178 common shares of which Mr. Gibbons shares voting power and investment power jointly with his wife.

(5)	Includes 783,118 common shares held in a revocable trust of which Mark L. Milstein is the sole trustee. Mr. Milstein’s address is 4350 Renaissance Parkway, Suite D, Warrensville Heights, Ohio 44128.

(6)	Mr. Milstein’s address is 7777 Forest Lane Rd., Suite C618, Dallas, Texas 75230. Mr. Milstein is the brother of Mark L. Milstein and the brother-in-law of Jeffrey I. Friedman.

(7)

Based or information contained in a Schedule 13G filed with the SEC on February 14, 2006, Third Avenue Management LLC has the sole power to vote 1,531,725 common shares. The principal business office address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, New York 10017.

(8)

Based on information contained in a Schedule 13G filed with the SEC on February 13, 2006 by Loomis Sayles & Co., L.P. and subsequent information known to the Company. The principal business office address of Loomis Sayles & Co., L.P. is One Financial Center, Boston, Massachusetts 02111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP. Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2006.

     In May 1997, the independent directors of the Company approved a loan in the aggregate amount of $3,342,000 from the Company to Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer. Mr. Friedman used the proceeds of the loan to purchase 150,000 common shares of the Company from Mark Milstein, a director of the Company. The loan was evidenced by two promissory notes entered into on May 23, 1997, with the principal due May 1, 2002. On February 21, 2002, the Board of Directors extended the maturity date of these notes to May 1, 2005. Mr. Friedman paid the loan in full on April 25, 2005. For the period from January 1, 2005 to April 25, 2005, the average interest rate under the notes was 3.1 percent per annum and the largest aggregate amount outstanding was $3.342 million. The loan was secured, in part, by 150,000 common shares of the Company, which were released by the Company concurrently with the payment of that indebtedness.

     Hillwood II, an apartment community managed by the Company and owned by a limited partnership in which Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer, Mark Milstein, a director of the Company, and certain of their family members own substantially all of the partnership interests, paid management and computer fees, painting service expenses and reimbursements to a subsidiary of the Company in the amount of $140,563 in 2005.

     University Tower, an apartment community, was managed by the Company until University Tower was sold in December 2005. Prior to its sale, University Tower was owned by a limited partnership, in which Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer, and Mark Milstein, a director of the Company, and other family members of Messrs. Friedman and Milstein directly or indirectly owned a 29% interest. The Company also owned an interest in that partnership and recognized a net gain of $150,000 related to the sale of this property. In 2005, the Company was paid $107,542 for management and computer fees, painting service revenues and reimbursements in connection with its management of this property.

     Gates Mills Villa, an apartment community, was managed by the Company until Gates Mills Villa was sold in November 2005. Prior to its sale, Gates Mills Villa was owned by a limited partnership in which Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer, had a 1% general partnership interest and other partnership interests aggregating 10.8%. In 2005, the Company was paid $84,354 for management and computer fees, painting service expenses and reimbursements in connection with its management of this property.

     Merit Painting Services, Inc. (“Merit”), a subsidiary of the Company, was retained by JAS Construction, Inc. (“JAS”) under subcontracts for the performance of certain rehabilitation work at properties owned by an unrelated party that are managed by the Company or one of its affiliated companies. JAS is owned by a son of Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer. During the year ended December 31, 2005, $368,000 of revenue was reported in the Company's Consolidated Statements of Operations related to these contracts and other work performed by Merit for JAS.

     The Company retains Marcus & Millichap (“M&M”), a real estate investment brokerage company, to broker the sale of certain of its properties throughout the United States. A son of Jeffrey I. Friedman, the Company's Chairman, President and Chief Executive Officer, is a broker with M&M. During the year ended December 31, 2005, the Company paid M&M approximately $1.7 million in fees, of which Mr. Friedman's son received $356,111.

     Gelber & Associates Corporation has a contract with the Company with respect to the purchase of natural gas. Mr. Gelber is the brother-in-law of Mr. Jeffrey I. Friedman, the Company’s Chairman, President and Chief Executive Officer. During the year ending December 31, 2005, the Company paid fees to Gelber & Associates Corporation totaling $74,404.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company, and such persons are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2005 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent beneficial owners were met.

     PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE COMPANY'S CODE OF
REGULATIONS TO ALLOW THE COMPANY TO NOTIFY SHAREHOLDERS OF RECORD OF
SHAREHOLDER MEETINGS BY ELECTRONIC OR OTHER MEANS OF COMMUNICATION
AUTHORIZED BY THE SHAREHOLDER

     The Board of Directors has approved, subject to the approval of the Company's shareholders, an amendment to the Company's Code of Regulations to allow the Company to notify shareholders of the time, place and purposes of each meeting of shareholders by electronic or other means of communication authorized by the shareholder. The Board of Directors recommends that shareholders approve the amendment.

     The full text of Section 3 of Article I of the Code of Regulations reflecting this amendment is attached to this proxy statement as Exhibit A. The following description of the amendment is qualified in its entirety by reference to Exhibit A.

Current Code of Regulations Requirements

     Section 3 of Article I of the Company's Code of Regulations currently requires the Company to issue written notices to shareholders of record, by personal delivery or by mail, setting forth the time, place and purposes of each shareholder meeting. These provisions require written notices even if the shareholder has consented in advance to receive notices and other materials from the Company by e-mail or some other means of communication. As of March 15, 2006, the Company had 923 shareholders of record.

     The current requirements were consistent with Ohio law when the applicable provisions of the Code of Regulations were drafted. However, given recent developments in Ohio corporate law and advances in the area of electronic communication, including e-mail communication and use of the Internet, the Board of Directors believes that the written notice requirement is unduly restrictive and no longer justified if a shareholder authorizes an alternative means of communication.

Reason for and Effects of Proposed Amendment

     Ohio law now permits the Company to adopt alternative methods of providing to shareholders of record notices regarding the time, place and purposes of shareholder meetings, including by overnight courier or by any other means which is authorized by the shareholder to whom the notice is given. Accordingly, the proposed amendment to Section 3 of Article I of the Code of Regulations would allow the Company, if authorized by the shareholder in advance, to send notices of shareholder meetings to such shareholder by alternative means of communication, such as e-mail.

     Shareholders will not be compelled to receive such notices by e-mail or other electronic means; rather, such alternative means of communication may be used only if authorized in advance by the individual shareholder, as required by Ohio law. Ohio law further provides that shareholders must have the right to revoke any authorization that they have previously given, and the Company will accordingly be required to provide a mechanism for shareholders to revoke their authorizations. In addition, if a shareholder has authorized delivery by a means other than in writing and the Company has unsuccessfully attempted on two consecutive occasions to deliver the required notice to such shareholder by such authorized means at the address provided by the shareholder and has received notice that delivery was unsuccessful, the shareholder's authorization will be deemed revoked under Ohio law. After such a revocation or deemed revocation, the Company would begin again delivering notices of shareholder meetings by mail, personal delivery or overnight delivery to the shareholder's record address, as required by Ohio law, until the shareholder authorizes some other form of communication.

     If shareholders authorize these optional methods of delivery of notices of shareholder meetings, the Company would be able to respond better to the needs and desires of its shareholders of record, would be able to provide notices of shareholder meetings to shareholders more quickly as compared with mail delivery, and would be able to take advantage of cost-savings that may result from the use of e-mail or other communications media instead of paper delivery.

     In addition, the proposed amendment to Section 3 of Article I of the Code of Regulations would allow the Company to use electronic delivery formats for shareholders who have chosen to receive proxy statements and annual reports to shareholders in electronic form, as currently permitted under the federal securities laws. The SEC now allows companies to deliver their proxy statements and annual reports in electronic format, subject to certain conditions, if the shareholder has affirmatively approved such a delivery mechanism in advance. Accordingly, a shareholder who agrees to electronic delivery of proxy materials under the federal securities laws would also be able to receive the notice of the meeting electronically, instead of by a separate mailing as currently required.

     Likewise, many shareholders who own the Company's common shares in "street name" through a brokerage account are currently able to elect to receive such notices electronically through mechanisms instituted by their brokerage firms. By allowing shareholders of record to receive such notices by electronic or other means of communications, the Company could offer shareholders of record the same level of service currently enjoyed by many "street name" shareholders.

     The Board of Directors believes that allowing the delivery of notices of shareholder meetings by electronic or other means, when approved by the shareholder, would improve the Company's communications to such shareholder and benefit both the Company and the shareholder.

     The Board of Directors recommends that shareholders vote FOR this proposal to amend the Company’s Code of Regulations to allow the Company to notify shareholders of record of shareholder meetings by electronic or other means of communication authorized by the shareholder.

PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO THE COMPANY’S CODE OF
REGULATIONS TO ALLOW SHAREHOLDERS AND OTHERS ENTITLED TO VOTE AT
SHAREHOLDER MEETINGS TO APPOINT PROXIES BY ELECTRONIC OR OTHER VERIFIABLE
COMMUNICATIONS

     The Board of Directors has approved, subject to the approval of the Company's shareholders, an amendment to the Company's Code of Regulations to allow the Company to give shareholders and others entitled to vote at shareholder meetings the right to appoint proxies by electronic or other verifiable communications, such as by e-mail, over the Internet or by telephone. The Board of Directors recommends that shareholders approve the amendment.

     The full text of Section 7 of Article I of the Code of Regulations reflecting this amendment is attached to this proxy statement as Exhibit B. The following description of the amendment is qualified in its entirety by reference to Exhibit B.

Current Code of Regulations Requirements

     Article I, Section 7 of the Company's Code of Regulations currently requires that, if a shareholder or another person entitled to vote, give consent or take other action at shareholder meetings desires to appoint a proxy or proxies, the proxy may be appointed only in a writing signed by the shareholder or other person making the appointment. These requirements apply even if the shareholder or other person would consent to another means of appointing proxies, such as by an electronic means of communication.

     The current requirements were consistent with Ohio law when the applicable provisions of the Code of Regulations were drafted. However, recent developments in Ohio law and advances in the area of electronic communication and proxy voting technology, including e-mail and Internet-based and telephone-based voting mechanisms, the Board of Directors believes that the limitations contained in the existing Code of Regulations provisions are unduly restrictive and no longer justified if shareholders desire to appoint their proxies by alternative verifiable communications.

Reason for and Effects of Proposed Amendments

     Since the applicable provisions in the Company's Code of Regulations were drafted, Ohio corporate law has been expanded to allow proxies to be appointed not only in writing, but also by a verifiable communication authorized by the shareholder or other person entitled to vote. Accordingly, the Board of Directors proposes to amend Section 7 of Article I of the Code of Regulations, as permitted by Ohio law, to allow the Company to permit shareholders and others to appoint proxies by a verifiable communication authorized by the person.

     This verifiable communication might be in the form of e-mail, other Internet-based communication, a telephone-based system or some other means of communication. In each case, the Company must use some verifiable means, such as a unique code or PIN (personal identification number) or other identifying information, to provide reasonable assurance that the person appointing the proxy is the shareholder or person authorized to take such action. A shareholder's use of these alternative means of appointing proxies, however, will be voluntary. Shareholders will continue to have the right, if they so choose, to appoint proxies in writing.

     The Board of Directors believes that permitting proxies to be appointed electronically by verifiable means, with shareholder authorization, will benefit both the Company and its shareholders. This change will provide shareholders of record and other persons entitled to vote at shareholder meetings with additional choices for appointing proxies, other than the currently required written proxy card, allowing more convenient ways for some shareholders to exercise their right to vote their common shares, which may result in more active participation by the Company's shareholders. In addition, shareholders of record will have the ability to use similar voting methods as shareholders who own their common shares in "street name", many of whom are currently permitted to give their voting instructions to their brokerage firms telephonically or electronically through means arranged by the brokerage firms. Furthermore, by allowing proxies to be appointed telephonically or electronically through verifiable communications, the Company may be able to reduce the administrative work associated with shareholder meetings, potentially realizing cost savings.

     The Board of Directors recommends that shareholders vote FOR this proposal to amend the Company’s Code of Regulations to allow shareholders and others entitled to vote at shareholder meetings to appoint proxies by electronic or other verifiable communications.

     PROPOSAL FOUR: RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT
ACCOUNTANTS

     PricewaterhouseCoopers LLP served as independent registered public accounting firm to the Company in 2005 and is expected to be retained by the Company's Audit Committee to do so in 2006. The Board of Directors has

directed that management submit the selection of the Company’s independent registered public accounting firm for ratification by the shareholders at the annual meeting of shareholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions from shareholders.

     Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by Ohio law, the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will consider the shareholder vote in determining whether or not to retain the firm. The Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to PricewaterhouseCoopers LLP

     Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audits of the Company's annual financial statements for the years ended December 31, 2005 and 2004 and the related reviews of the financial statements included in the Company's Form 10-Qs filed with the SEC during 2005 and 2004 were $483,648 and $524,335, respectively. The fees for 2005 and 2004 include the audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with An Audit of Financial Statements.

     Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2005 and 2004 were $17,203 and $104,358, respectively. Audit-related fees consist of fees billed for the following: audit procedures performed regarding the Amended and Restated 2001 Equity-Based Award Plan and the related Form S-8 filed with the SEC in 2005; security count procedures related to the Company's advisory business in 2005 and 2004; mortgage servicing compliance procedures in 2004; audit procedures performed in conjunction with the Company’s 8.70% Class B Series II Cumulative Preferred Shares offering in 2004; and procedures performed regarding the Company’s Amended and Restated Dividend Reinvestment and Stock Purchase Plan filed with the Securities and Exchange Commission in 2004.

     Tax Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting services for the years ended December 31, 2005 and 2004 were $96,950 and $61,452, respectively, which consisted of $74,700 and $61,452 in tax compliance services, respectively.

     All Other Fees. For the years ended December 31, 2005 and 2004, there were no other fees billed by PricewaterhouseCoopers LLP for products and services other than those reported above.

     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services.

     Auditor Independence. The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the accountant's independence.

     The Board of Directors recommends that the shareholders vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountant for the Company’s fiscal year ending December 31, 2006.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

     If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2007 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on December 6, 2007. In addition, if a shareholder intends to present a proposal at the Company’s 2007 annual meeting of shareholders without the inclusion of the proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 19, 2007, proxies solicited by the Board of Directors for the 2007 annual meeting of shareholders will confer discretionary authority to vote on the proposal if presented at the meeting. Shareholders should submit proposals to the executive offices of the Company, 5025 Swetland Court, Richmond Heights, Ohio 44143, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING

     The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with a notice sent during 2002 to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gave contrary instructions.

     If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-440-2372, extension 8752, or by writing to Associated Estates Realty Corporation, Investor Relations, 5025 Swetland Court, Richmond Heights, OH 44143. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-440-2372, extension 8752, or by writing to Associated Estates Realty Corporation, Investor Relations, 5025 Swetland Court, Richmond Heights, OH 44143.

     Also, shareholders that share an address and that receive multiple copies of annual reports or proxy statements can request that only one copy be sent to that address in the future by providing instructions by calling toll-free 1-800-440-2372, extension 8752, or by writing to Associated Estates Realty Corporation, Investor Relations, 5025 Swetland Court, Richmond Heights, OH 44143.

OTHER MATTERS

     Shareholders may send written communications to the Board of Directors, an individual director, the lead director, or the non-management directors as a group by mailing them to the Board of Directors, individual director, lead director, or group of non-management directors (as applicable), c/o Secretary, Associated Estates Realty Corporation, 5025 Swetland Court, Richmond Heights, OH 44143. All communications will be forwarded to the Board of Directors, individual director, lead director or group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

     Management does not know of any other matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NYSE requirements and the Company’s governing documents.

APPENDIX A

AMENDED ASSOCIATED ESTATES REALTY CORPORATION CODE OF
REGULATIONS

SECTION 3 OF ARTICLE I

     The following is the full text of Section 3 of Article I of the Code of Regulations of Associated Estates Realty Corporation (“Corporation”), reflecting the amendment described in Proposal Two of the Corporation's Proxy Statement dated April [5], 2006.

     Section 3. Notices of Meetings. Unless waived, written notice of each annual or special meeting stating the time, place, and the purposes thereof, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given by personal delivery, by mail, by overnight delivery service or by any other means of communication authorized by the shareholder to whom the notice is given, to each shareholder of record entitled to vote at or entitled to notice of the meeting, not more than sixty (60) days nor less than seven (7) days before any such meeting. If mailed or sent by overnight delivery service, such notice shall be directed to the shareholder at his address as the same appears upon the records of the Corporation. If sent by any other means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations.

A-1

APPENDIX B

AMENDED ASSOCIATED ESTATES REALTY CORPORATION CODE
OF REGULATIONS

SECTION 7 OF ARTICLE I

     The following is the full text of Section 7 of Article I of the Code of Regulations of Associated Estates Realty Corporation (“Corporation”), reflecting the amendment described in Item 7 of the Corporation’s Proxy Statement dated April [5], 2006.

     Section 7. Proxies. A person who is entitled to attend a shareholders’ meeting, to vote thereat, or to execute consents, waivers or releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his other rights, by proxy or proxies appointed by a writing signed by such person or appointed by a verifiable communication authorized by the person.

B-1

DETACH HERE

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ASSOCIATED ESTATES REALTY CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Jeffrey I. Friedman and Martin A. Fishman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 15, 2006, at the Annual Meeting of Shareholders to be held on May 3, 2006, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

1.	☐ FOR or ☐ WITHHOLD AUTHORITY to vote (except as marked to the contrary below) for the election of each of the nominees for director listed below:

Albert T. Adams, James M. Delaney, Jeffrey I. Friedman, Michael E. Gibbons,

Mark L. Milstein, James A. Schoff and Richard T. Schwarz

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

2.	☐ FOR ☐ AGAINST or ☐ WITHHOLD AUTHORITY to approve an amendment to the Company’s Code of Regulations to allow the Company to notify shareholders of record of shareholder meetings by electronic or other means of communication authorized by the shareholder.

3.	☐ FOR ☐ AGAINST or ☐ WITHHOLD AUTHORITY to approve an amendment to the Company’s Code of Regulations to allow shareholders and others entitled to vote at shareholder meetings to appoint proxies by electronic or other verifiable communications.

4.	☐ FOR ☐ AGAINST or ☐ WITHHOLD AUTHORITY to ratify the selection of
PricewaterhouseCoopers LLP as the Company’s independent accountant for the Company’s fiscal year ending December 31, 2006.

5.	In their discretion, to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

DETACH HERE

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(Continued from other side)

     This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 above and “For” the proposals described in item 2, item 3 and item 4.

     Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated April [5], 2006, is hereby acknowledged.

Dated ,
2006

Signature

Signature (if held jointly)

Please sign as your name appears hereon. If
shares are held jointly, all holders must
sign. When signing as attorney, executor,
administrator, trustee or guardian, please
give your full title. If a corporation, please
sign in full corporate name by president or
other authorized officer. If a partnership,
please sign in partnership name by
authorized person.